Exhibit 11.2

Stevanato Group SPA

INSIDER TRADING POLICY

Version 1

Adopted on May 13, 2021

Modified on March 4, 2022

Effective May 1, 2022

Modified on February 28, 2024

______________________________________________________________________________

In the course of conducting the business of Stevanato Group SPA (together with its subsidiaries, the “Company”), you may come into possession of material information about the Company or other entities with which the Company has a relationship, including customers and suppliers of the Company, (an “Other Entity”) that is not available to the investing public (referenced herein as “material nonpublic information,” as explained in greater detail below). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. In addition, it is illegal and a violation of Company policy to purchase or sell securities of the Company or any Other Entity while you are in possession of material nonpublic information about the Company or the Other Entity. The Company‘s Board of Directors has adopted this Policy in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company.

I.
PERSONS SUBJECT TO THIS POLICY

The procedures and restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants, who have access to material nonpublic information. This Policy also applies to family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the officer, director or employee (collectively, “Related Insiders”). For additional information regarding post-termination transactions, see section XII of this Policy.

II.
TRANSACTIONS SUBJECT TO THIS POLICY

This Policy applies to transactions in common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. See the section VI, “Special Transactions,” and section VIII, “Prohibited Transactions,” for further discussion of certain types of securities and transactions. It also applies to the same categories of transactions with respect to an Other Entity.

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees who have regular access to material nonpublic information about the Company. These policies are set forth in the Company’s Addendum to the Insider Trading Policy, attached hereto (the “Addendum”). The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits directors and designated employees from trading in Company securities during blackout periods and requires pre-clearance for all transactions in Company securities.

III.
INDIVIDUAL RESPONSIBILITY

Each person subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any Related Insiders whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company securities or the securities of any other entity that has a commercial relationship with the Company, and you should treat all such transactions for the purposes of this Policy and applicable securities laws concerning trading while in possession of material nonpublic information as if the transactions were for your own account.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

IV.
MATERIAL NONPUBLIC INFORMATION

What is Material Information? Under Company policy and United States laws, information is material if:

•
there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•
the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material, even with respect to companies that do not have publicly-traded stock, such as those with outstanding bonds.

Depending on the facts and circumstances, information that could be considered material includes, but is not limited to, information pertaining to the following:

•
earnings announcements or guidance, or changes to previously released announcements or guidance;
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other unpublished financial results;
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writedowns and additions to reserves for bad debts;
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expansion or curtailment of operations, including increased orders of supplies, and business disruptions;
•
a cybersecurity incident or risk that may adversely impact business, reputation or share value;
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new inventions or discoveries;
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pending or threatened significant litigation or government action, or the resolution thereof;

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a pending or proposed merger, acquisition, tender offer, joint venture, restructuring or change in assets;
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changes in analyst recommendations or debt ratings;
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events regarding securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or an offering of additional securities);
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changes in control of the Company or extraordinary management developments;
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changes in the Company’s pricing or cost structure;
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extraordinary borrowing or other financing transactions out of the ordinary course;
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liquidity problems or impending bankruptcy;
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changes in auditors or auditor notification that the Company may no longer rely on an audit report;
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development of a significant new product, process, or service; or
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the gain or loss of a significant customer or supplier.

What is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic, unless you can point to its official release by the Company in at least one of the following ways:

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publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”) or securities regulatory authorities;
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issuance of press releases via major newswire such as Dow Jones or Reuters;
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meetings with members of the press and the public; or
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posting the information on the Company’s website at www.stevanatogroup.com or social media feeds or, for an Other Entity, on that entity’s website or social media feeds.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for two full trading days following its official release.

Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Legal Manager.

V.
“TIPPING” MATERIAL NONPUBLIC INFORMATION IS PROHIBITED

In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this Policy, to provide such information to another (“tipping”) who may trade or to advise another to trade on the basis of such information. This Policy applies regardless of whether the person or entity who receives the information, the “tippee,” is related to you and regardless of whether you receive any monetary benefit from the tippee.

VI.
SPECIAL TRANSACTIONS

The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:

A.
Employee Stock Purchase Plan. The trading restrictions in this Policy do not apply to purchases of Company stock in the employee stock purchase plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions also do not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. The trading restrictions do apply, however, to an election to participate in the plan or changes in payroll contributions made outside of an open enrollment period and to subsequent sales of Company stock purchased under the plan.
B.
Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes. In addition, the Company reserves the right to limit or restrict stock option exercises or tax withholdings not made pursuant to standing elections in appropriate circumstances.
C.
Restricted Stock Awards. The trading restrictions in this Policy do not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The trading restrictions do apply, however, to any market sale of restricted stock.
D.
Other Similar Transactions. Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company may be exempted from the trading restrictions of this Policy with approval by the Legal Manager or the Board of Directors.
VII.
GIFTS OF SECURITIES

Bona fide gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the officer, director, or employee is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified in the Addendum (in which case pre-clearance is required). Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift is “bona fide” may depend on various circumstances surrounding the gift. Accordingly, you are encouraged to consult Legal Manager.

VIII.
PROHIBITED TRANSACTIONS

Due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy may not engage in the following with respect to Company securities:

A.
Publicly-Traded Options. You may not trade in options, warrants, puts and calls or similar instruments on Company securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or other employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.
B.
Short Sales. You may not engage in short sales of Company securities. A short sale has occurred if the seller (i) does not own the securities sold or (ii) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.
C.
Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, you may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.
D.
Hedging Transactions. You may not engage in hedging transactions such as (but not limited to) zero-cost collars, equity swaps and forward sale contracts. Hedging transactions may allow a director, officer or other employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer or other employee no longer having the same objectives as the Company’s other shareholders.
E.
Short-Term Trading. If you purchase Company securities in the open market, you may not sell any Company securities of the same class (which includes any other securities that are convertible or exchangeable into such class) during the six months following the purchase (or vice versa). Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives.
F.
Standing and Limit Orders. You may not place standing or limit orders on Company securities. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information.
IX.
SAFEGUARDING CONFIDENTIAL INFORMATION

If material information relating to the Company or its business is considered nonpublic, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The same is true with respect to nonpublic information about an Other Entity that you learn in connection with conducting the business of the Company. The utmost care and circumspection must be exercised at all times in order to protect this confidential information. The following practices should be followed to help prevent the misuse of confidential information:

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Avoid discussing confidential information with colleagues in places where you may be overheard by people who do not have a valid need to know such information, including public areas such as elevators, restaurants and airplanes.
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Take great care when discussing confidential information on speaker phones or on cellular phones in locations where you may be overheard. Do not discuss such information with relatives or social acquaintances.
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Do not share your computer or other account IDs and passwords to any other person. Password protect computers and log off when they are not in use.
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Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
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Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information. Use Company-authorized encryption software to protect confidential electronic communications.
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Comply with the specific terms of any confidentiality agreements of which you are aware.
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Upon termination of your employment, you must return to the Company all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.
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You may not bring the confidential information of any former employer to the Company.
X.
RESPONDING TO REQUESTS FOR INFORMATION

You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization from the Investor Relations Department. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company.

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Refer requests for information regarding the Company from the financial community, such as securities analysts, brokers or investors, to the Investor Relations Department and the Chief Financial Officer at ir@stevanatogroup.com.
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Refer requests for information regarding the Company from the media or press to media@stevanatogroup.com.

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Refer requests for information from the SEC or other regulators to the Legal Manager at leila.petrelli@stevanatogroup.com.
XI.
REPORTING VIOLATIONS/SEEKING ADVICE

The management of reports relating to violations of this Policy is governed by the Whistleblowing Policy published on the website www.stevanatogroup.com.

In particular, reports may be made:

- In written form, with a voice messaging system through the protected IT platform Integrityline, available online on the website www.stevanatogroup.com/en/about/whistleblowing.

The reports will be managed according to the methods and timing set out in the aforementioned Policy.

As established in the Whistleblowing Policy, in the event of a report, the Group guarantees the necessary confidentiality in the context of its investigations to protect the whistleblower who has reported in good faith corporate facts of alleged violation of this Policy, from possible forms of retaliation and discrimination.

In addition, if you:

• receive material non-public information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or

• receive confidential information and are unsure if it is within the definition of material non-public information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the Legal and Compliance Department. Consulting your colleagues may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical.

XII.
POST-TERMINATION TRANSACTIONS

This Policy, and the Addendum, continue to apply to transactions in Company securities even after a person’s service with the Company is terminated. If a person is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities (or if the information relates to an Other Entity, that entity’s securities) until that information has become public or is no longer material. Questions or concerns on whether any continuing nonpublic information remains material should be directed to the Legal Manager. The pre-clearance procedures specified in the Addendum, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

XIII.
PENALTIES FOR VIOLATIONS OF THE INSIDER TRADING LAWS AND THIS POLICY

In the United States and many other countries, the personal consequences to you of illegal insider trading can be severe. In addition to injunctive relief, disgorgement and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The amount of a penalty could total three times the profits made or losses avoided. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all tippees, including remote tippees (i.e., others who may have been tipped by the tippee). Further, civil penalties of the greater of $2 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.

Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates any provision of the Securities Exchange Act of 1934 (or rule promulgated thereunder) may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to 20 years. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal. Needless to say, a violation of law, or even a governmental or regulatory investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult the Legal Manager.